Exhibit No. 2

Spin-off Plan

THE SPIN-OFF AND CAPITAL REDUCTION DESCRIBED HEREIN INVOLVE THE SECURITIES OF FOREIGN COMPANIES. THE SPIN-OFF AND CAPITAL REDUCTION DESCRIBED HEREIN ARE SUBJECT TO DISCLOSURE REQUIREMENTS OF A FOREIGN COUNTRY THAT ARE DIFFERENT FROM THOSE OF THE UNITED STATES. FINANCIAL STATEMENTS AND OTHER FINANCIAL OR ACCOUNTING DATA REFERRED TO IN, OR ENCLOSED WITH THIS NOTICE, IF ANY, HAVE BEEN PREPARED IN ACCORDANCE WITH, FOREIGN ACCOUNTING STANDARDS THAT MAY NOT BE COMPARABLE TO THOSE ACCEPTED IN THE UNITED STATES.

IT MAY BE DIFFICULT FOR YOU TO ENFORCE YOUR RIGHTS AND ANY CLAIM YOU MAY HAVE ARISING UNDER THE FEDERAL SECURITIES LAWS, SINCE EACH OF THE COMPANY, PEGATRON CORPORATION AND PEGATRON INVESTMENT HOLDING CO., LTD. IS LOCATED IN A FOREIGN COUNTRY, AND SOME OR ALL OF THEIR OFFICERS AND DIRECTORS MAY BE RESIDENTS OF A FOREIGN COUNTRY. YOU MAY NOT BE ABLE TO SUE A FOREIGN COMPANY OR ITS OFFICERS OR DIRECTORS IN A FOREIGN COURT FOR VIOLATIONS OF THE U.S. SECURITIES LAWS. IT MAY BE DIFFICULT TO COMPEL A FOREIGN COMPANY AND ITS AFFILIATES TO SUBJECT THEMSELVES TO A U.S. COURT'S JUDGMENT.

  (Translation – In case of any discrepancy between the Chinese and English versions, the Chinese version shall prevail.)

ASUSTeK Computer Inc.

Spin-Off Plan

To maximize the efficiency of the own-brand business and dedicated ODM business, ASUSTeK Computer Inc. ("ASUS") is actively undertaking corporate restructuring in hope of efficiently dividing the businesses and increasing their competitiveness. ASUS plans to spin off the assets and businesses of the ODM business – long-term equity investment in Pegatron Corporation (refers to ASUS' 100% owned long-term equity investment in Pegatron Corporation ("Pegatron")) to a newly-incorporated Pegatron Investment Holding Co., Ltd. ("Pegatron Holding", *Chinese name is , which is the name temporarily set forth) (the "Spin-off"), whereby Pegatron Holding will issue new shares to ASUS and all shareholders of ASUS as consideration. The following spin-off plan (the "Spin-Off Plan") is produced in accordance with the Enterprise Merger and Acquisition Act, the Company Act and the relevant laws and regulations of the Republic of China:

Article 1:	Method of Spin-off and companies participating in the Spin-off

The Spin-Off Plan is for the spin-off of the relevant businesses (including assets and liabilities) of the ODM business – long-term equity investment in Pegatron (this refers to ASUS' 100% long-term equity investment in Pegatron) by ASUS to a newly-incorporated Pegatron Holding, whereby Pegatron Holding will issue new shares to ASUS and all shareholders of ASUS as consideration. It is expected that ASUS will acquire approximately 25% of the equity in Pegatron Holding and all shareholders of ASUS will in total acquire approximately 75% of the equity in Pegatron Holding. Pegatron Holding will, from the spin-off date, assume 100% of ASUS' equity investment in Pegatron, and ASUS will at the same time reduce capital by the value of the business to be spun off (the "Business Value of the Spin-off").

Companies participating in this Spin-off are as follows:

Spun-off Company: ASUS.

Company to assume the spun-off business: Pegatron Holding.

Article 2:	Articles of Incorporation of the newly-incorporated company assuming the business

Please refer to Attachment I.

Article 3:	Business scope, business value, assets and liabilities assigned by the spun-off company

1.	Scope of the business to be transferred for the Spin-off:

(a)	Assets of the long-term equity investment (this refers to ASUS' 100% long-term equity investment in Pegatron) and the relevant ODM business.

(b)	Assets, liabilities, rights and obligations relationship, rights and interests, tax incentives enjoyed by the businesses/properties to be spun-off and assigned which have not yet expired or credited, licenses, approvals and relevant legal relationships, factual relationships and status which are related to the aforementioned long-term equity investment.

2.
Business Value of the Spin-off and the relevant adjustments of shareholders' equity: The estimated value is NTD 92,894,089,000 calculated by subtracting the liabilities from the assets of the Spin-off. However, after deducting the adjustments of shareholders' equity totaling NTD 1,938,844,000, the net Business Value of the Spin-off is NTD 90,955,245,000.

3.	Assets of the Spin-off: The assets of the Spin-off are estimated to be NTD 92,894,089,000 as reflected in Attachment II.

4.
The aforementioned business value and amount of assets of the Spin-off is temporarily based on the book value of ASUS' audited financial statements as of the end of the third quarter of 2009, which shall be adjusted based on the book value of ASUS on the spin-off date.

5.
Where there is a need to adjust the aforementioned scope of the business of the Spin-off (including assets and liabilities), the shareholders' meeting may authorize the board of directors to make the adjustments. The same applies if the business value or the number of shares to be issued by Pegatron Holding or the issuance price need to be adjusted.

Article 4:	Share exchange ratio of the business value, assets and liabilities to be assigned by the spun-off company to the newly-incorporated company and the calculation basis

1.
Share exchange ratio: Pursuant to the Business Value of the Spin-off, Pegatron Holding will issue 2,286,053,935 common shares, among which 25% of the common shares will be issued to ASUS, and 75% of the common shares will be issued to all the shareholders of ASUS in proportion to their original shareholdings in ASUS. As a result, Pegatron Holding will issue 571,513,484 common shares to ASUS and 1,714,540,451 common shares to all shareholders of ASUS, where each 1,000 shares held by the shareholders of ASUS will be exchanged for 403.7274 shares of Pegatron Holding.

2.
Basis of calculation: The aforementioned share exchange ratio is determined based on the pro-forma book value of the assets and liabilities of the Spin-off assigned on the spin-off date and the independent professional's fairness opinion on the spin-off share exchange ratio. Please refer to Attachment III for the independent professional's fairness opinion on the spin-off share exchange ratio.

Article 5:
The total number of shares, classes of shares, and amount of shares issued by the newly-incorporated company which assumes the business; The total number of shares, classes of shares, and amount of shares acquired by the spun-off company and its shareholders and the requirement of cash payment for fractional shares

1.	Pegatron Holding shall issue a total of 2,286,053,935 common shares at a par value of NTD 10 per share as the consideration for the Business Value assumed under the Spin-Off Plan.

2.
On the spin-off date, ASUS will hold 25% of the shares in Pegatron Holding, and all shareholders of ASUS will hold a total of 75% of the shares in Pegatron Holding in proportion to their shareholdings stipulated in the shareholders roster.

3.
Pegatron Holding shall issue new shares to ASUS and its shareholders on the spin-off date. Pegatron Holding shall issue 571,513,484 common shares to ASUS and shall issue 1,714,540,451 shares to all shareholders of ASUS on the spin-off date. For fractional shares which are less than one share, Pegatron Holding will round up to a dollar and make a one-time cash payment to ASUS and the shareholders of ASUS equal to the business value of this fractional share within 30 days from the spin-off date. In addition, all the fractional shares which are less than one share will be consolidated into full shares, and the Chairman of Pegatron Holding is authorized to seek specific persons to subscribe for these shares at a cost equal to the business value of these shares.

Article 6:
The business value and the assets assigned by the spun-off company, the number of shares issued by the newly incorporated company as consideration for the business assumed, and adjustment to the exchange ratio

For the ratio to exchange the new shares issued by Pegatron Holding stipulated in the Spin-Off Plan, where any of the following circumstances occurs, the shareholders' meeting of ASUS may authorize its board of directors to amend the number of shares issued and/or price per share, and the business value obtained by Pegatron Holding as a result of the Spin-off shall be adjusted accordingly:

1.
Where there is a need for adjustment due to a significant increase or decrease to the business value as a result of changes to the scope of assets or other reasons on the spin-off date for the business to be assigned under the Spin-Off Plan.

2.	Where there is a need for other adjustments due to changes to the laws and regulations or rulings of the relevant competent authorities.

Article 7:     Capital reduction and cancellation of shares of spun-off company

1.
The authorized capital of ASUS is NTD 47,500,000,000, divided into 4,750,000,000 shares, and its paid-in capital is NTD 42,467,774,840, divided into 4,246,777,484 shares, at a par value of NTD 10 per share. For the spin-off of its long-term equity investment to Pegatron Holding, ASUS intends to reduce its capital by NTD 36,097,608,610 at a capital reduction ratio of approximately 85%. After the spin-off and capital reduction, the paid-in capital of ASUS will be NTD 6,370,166,230, divided into 637,016,623 shares.

2.	After the capital reduction, the rights and obligations of the new shares will be the same as the common shares issued.

3.
If there are any changes to the number of outstanding shares of ASUS prior to the capital reduction date, the capital reduction ratio and the amount of capital after capital reduction will be adjusted accordingly, and the board of directors is authorized to handle the matters at full discretion then.

4.	For the aforementioned capital reduction, including but not limited to, as necessary due to changes of the laws and regulations, determinations of the competent authorities or objective factual events, the board of directors shall be authorized to have full discretion to handle the relevant matters.

Article 8:      Repurchase and cancellation of dissenting shareholders' shares

Where a shareholder of ASUS objects to the Spin-Off Plan in writing before or during the shareholders' meeting to resolve the Spin-Off Plan or objects orally at the meeting with records, and have waived their voting rights, he/she/it may request ASUS to repurchase his/her/its shares, and ASUS shall repurchase the shares held by such dissenting shareholder in accordance with the relevant laws and regulations. The shares so repurchased shall be disposed of or cancelled in accordance with the laws upon the approval of the competent authorities, and the corporate registration will be amended accordingly.

Article 9:      Duty to give notice to creditors and public announcement

1.
After the resolution of the Spin-Off Plan is approved by the shareholders' meeting of ASUS, ASUS shall notify each creditor of the spin-off resolution and make a public announcement, and shall set forth a period of at least 30 days during which creditors may raise an objection. If a creditor raises an objection during the given period, ASUS shall handle it in accordance with the relevant laws and regulations.

2.
If the debts owed by ASUS to a creditor who has raised an objection in accordance with the preceding requirement fall within the scope of the spin-off and assignment under the Spin-Off Plan, the board of directors of ASUS is authorized to adjust the business scope, business value, assets and liabilities defined under Article 3. Where there is therefore a need to adjust the ratio or price of the new shares to be issued by the newly-established company, it shall be handled in accordance with Article 6.

Article 10:         Rights and obligations and relevant matters after the spin-off

1.
All ASUS' assets and liabilities of the Spin-off, and all its rights and obligations still in effect as of the spin-off date shall, from the spin-off date, be assumed by Pegatron Holding in accordance with the Company Act. ASUS shall cooperate in connection with the necessary relevant procedures.

2.
Apart from the adjustments of shareholders equity relating to the Spin-off, Pegatron Holding shall, within the scope of capital contribution for the business assumed, be jointly and severally liable with ASUS for ASUS' liabilities existing prior to the spin-off date in accordance with Article 32(6) of the Enterprise Merger and Acquisition Act. However, the joint and several claims of creditors for the repayment of a debt will expire if it not exercised within two years from the spin-off date.

Article 11:   Spin-off date

1.
The spin-off date shall be determined by the board of directors of ASUS after the Spin-Off Plan is resolved by the shareholders' meeting of ASUS and approved by the relevant competent authorities (including the Financial Supervisory Commission of the Executive Yuan and the Taiwan Stock Exchange, etc.).    The

spin-off date is temporarily set on July 1, 2010. The board of directors of ASUS is authorized to set the date where there is a need to change the spin-off date.

2.	ASUS shall, on the spin-off date, assign its ODM business – long-term equity investment in Pegatron to Pegatron Holding.

Article 12:	Implementation schedule of the plan, tentative completion date and handling of delay in time

1.
It is expected that the Spin-Off Plan will be resolved and passed by the shareholders' meeting convened by ASUS on February 9, 2010; provided that its board of directors may set another date for the shareholders' meeting depending on the actual circumstances.

2.
If there is a delay in the completion of the Spin-Off Plan and the tentative implementation schedule, the board of directors of both parties are authorized to, based on the actual circumstances and needs, agree on the date of the board meeting or shareholders' meeting to be convened in accordance with the laws and regulations and other relevant matters. Where it is desired to terminate the Spin-Off Plan or the proposed spin-off, the board of directors of ASUS is authorized with full discretion to handle to the extent permissible under the laws and regulations without requiring prior resolution by the shareholders' meeting; provided that the board of directors shall report to the shareholders' meeting afterwards.

Article 13:    Allocation of taxes and expenses

1.
Unless otherwise provided by the Spin-Off Plan, all the taxes and expenses incurred as a result of the execution or performance of the Spin-Off Plan shall be shared and borne by both parties on an equal basis, unless such tax or levy is exempted. If the Spin-Off Plan does not take effect as it is disapproved at the shareholders' meeting or is disapproved by the relevant competent authorities or does not take effect for other reasons, the attorney fees, accountant fees and relevant expenses incurred shall be borne by ASUS.

2.	ASUS and Pegatron Holding shall cooperate with each other to obtain the tax incentives relating to this project.

Article 14:    Amendment to the paid-in capital of the spun-off company

Apart from the cancellation of shares for the capital reduction conducted in accordance with the laws, the paid-in capital of ASUS shall not be reduced as a result of the Spin-Off Plan.

Article 15:    Governing Law

The Spin-Off Plan shall be construed in accordance with the laws of the Republic of China. In the event of any disputes in relation to the Plan, the Taipei District Court shall be the court of first instance.

Article 16:    Other matters

1.	If any provisions under the Spin-Off Plan are held invalid due to violation of the relevant laws and regulations, only the part in violation shall be invalid, and the other provisions shall remain valid. For the provisions held invalid due to violation of the relevant laws and regulations, the board of directors is, to the extent permitted by the laws, authorized by the shareholders' meeting to determine and handle in accordance with relevant laws and regulations.

2.
If any provision of the Spin-Off Plan needs to be amended as required by the relevant competent authorities, such provision shall be amended accordingly or by the board of directors of ASUS in accordance with the requirement of the relevant competent authorities.

3.
The Spin-Off Plan shall not take effect until it is submitted to and approved by the shareholders' meeting of ASUS. However, if the Spin-Off Plan is not approved by the shareholders' meeting or disapproved by the relevant competent authorities, the Spin-Off Plan shall be deemed to be void ab initio.

Article 17:

Matters not covered under the Spin-Off Plan shall be handled in accordance with the relevant laws and regulations, and the requirements of the competent authorities. In the absence of laws and regulations or rules of the competent authorities, the board of directors is authorized by the sharesholders' meeting of ASUS to handle such matters at full discretion.

Planner:

ASUSTeK Computer Inc.
Representative: Shih, Tsung-Tang

Date: December 11, 2009

Attachment I

  (Translation – In case of any discrepancy between the Chinese and English versions, the Chinese version shall prevail.)

Articles of Incorporation of Pegatron Investment Holding Co., Ltd.

CHAPTER 1   GENERAL PROVISIONS

Article 1:	This Company is incorporated under the Company Act and other relevant laws and regulations, with the name of (*Pegatron Investment Holding Co., Ltd.).

Article 2:	The business scope of the company is: H201010 Investments.

Article 2-1:	The Company is a professional investing company, and the total amount of its investments is not be subject to the limit of 40% of its paid-in capital as set forth under Article 13 of the Company Act.

Article 3:	The Company has its head office in Taipei City, and the Company may establish branches in a proper location in and out of this country.

Article 4:	The method of the public announcement of the Company shall be made in accordance with Article 28 of the Company Act.

Article 4-1:	The Company may provide guarantees and make endorsement for others due to business need.

CHAPTER II   SHARES

Article 5:
The authorized capital of the Company is NTD 22,860,539,350, divided into 2,286,053,935 shares, at a par value of NTD 10 per share. The board of directors is authorized to issue all the shares in one time.

Article 6:
Share certificates of the Company shall be in registered form, and shall be signed or sealed by at least three directors, attached with serial numbers, and issued after the authentication in accordance with laws.

Article 7:
The shareholders' register of the Company shall be closed during 30 days prior to the  date of a ordinary shareholders' meeting, 15 days prior to the date of a extraordinary shareholders' meeting, or 5 days prior to the record dates of distribution of dividends, bonus or other benefits.

CHAPTER III   SHAREHOLDER'S MEETING

Article 8:
The Company's shareholders' meeting shall be of two types, ordinary shareholders' meeting and extraordinary shareholders' meeting. Ordinary shareholders' meeting shall be convened at least once a year within six months from the end of each fiscal year. Extraordinary shareholders' meeting shall be convened when necessary.

Unless otherwise specified in the Company Act, the abovementioned shareholders' meeting shall be convened by the board of directors.

Article 9:
When a shareholder for any reasons cannot attend the shareholders' meeting in person, he/she/it may attend the meeting by proxy by executing a power of attorney printed by the Company stating therein the scope of power authorized to the proxy.

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Article 10:	Except in the circumstances set forth in Article 179 of the Company Act where there is no voting right for a share, each shareholder of the Company shall have one vote for each share held.

Article 11:
Unless otherwise specified in the Company Act, resolutions at a shareholders' meeting shall be adopted by a majority vote of the shareholders present, who represent more than one-half of the total number of voting shares.

Article 12:
If the shareholder of the Company is composed of a sole institutional shareholder, functions of the Company's shareholders' meetings shall be carried out by the Company's board of directors. In that case, all provision in connection with shareholders' meetings herein shall not apply.

CHAPTER IV   DIRECTORS AND SUPERVISOR

Article 13:	The functions and responsibilities of the board of directors shall be as follows:

1.	To enact the Company's organizational rules,
2.	To determine the business plans,
3.	To propose earnings distribution,
4.	To propose capital increase or decrease,
5.	To approve the budget and to produce the final accounts,
6.	To determine the establishment and winding-up of branches,
7.	To enact the rules governing the Company's acquisition or disposal of fixed assets and investment in other entities, and
8.	To perform other duties authorized by the laws and regulations or authorized by the shareholders' meeting(s).

Article 14:	The Company shall have 3 directors and 1 supervisor. Directors and supervisor shall serve a term of three years and may be re-elected.

Article 15:
The board of directors will be constituted by directors. The chairman will be elected from among directors by a majority vote at a board meeting at which at least two-thirds (2/3) of directors are present. The chairman shall handle all affairs of the Company pursuant to the laws and regulations, the Articles of Incorporation, and the resolutions of the shareholders' meetings and board of directors.

Article 16:
The chairman will preside at the shareholders' meetings and board meetings. In the event that the chairman is on leave or unable to perform his/her duties, the deputy of the chairman shall be appointed in accordance with Article 208 of the Company Act.

Article 17:
Unless otherwise specified in the Company Act and the Articles of Incorporation, resolutions of the board of directors shall be adopted by a majority of directors present at a meeting attended by a majority of the directors. A director may appoint another director as his/her proxy each time with a power of attorney stating the scope of authority and powers granted; provided that a director may act as the proxy for only one another director.

Article 18:
For duties performed by directors and supervisor for the Company, the Company may grant remuneration to them. The board of directors is authorized to determine the remuneration to directors and supervisor taking into account their participation in the Company's business and their contribution value. Furthermore, the distribution of remuneration to directors and supervisor shall be governed by Article 21 hereof.

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CHAPTER V   MANAGERS

Article 19:
The Company may have various managers.The appointment, discharge and the remuneration of the managers shall be handled in accordance with Article 29 of the Company Act. The criteria for payment of remuneration of managers shall be handled in accordance with the relevant human resource rules of the Company.

CHAPTER VI   ACCOUNTING

Article 20:
After the end of each fiscal year, the board of directors shall produce the following documents and statements for the supervisor to review, and then submit the same to the ordinary shareholders' meeting for recognition:

1.	Business Report,
2.	Financial Statements, and
3.	Proposal for distribution of profit or appropriation of losses.

Article 21:
When it is determined that the Company has earnings for a fiscal year, after setting aside taxes payable, the earnings shall firstly be appropriated to make up the losses of previous years. Then, the Company shall provide 10% of the remaining earnings as the legal reserve, and then set aside the special reserve in accordance with the requirements under the laws and regulations or of the competent authorities. Should there be any residual, 10% thereof shall be distributed to shareholders as interest, and at least 1% of the remaining amount shall be allocated as employee bonus and at most 1% thereof shall be allocated as the directors' and supervisor's remuneration. Where the employee bonus is distributed in the form of shares, the employees of the subordinate companies may be included. The remaining may then be distributed as shareholders' dividends based on the proposal made by the board of directors and resolved by the shareholders' meeting.

ARTICLE VII SUPPLEMENTARY PROVISIONS

Article 22:	The board of directors is authorized to enact the organizational rules, operating rules, and administrative regulations of the Company.

Article 23:	For matters not covered herein, the Company Act and relevant laws and regulations shall govern.

Article 24:	These Articles of Incorporation were adopted on February 9, 2010.

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Attachment II

ASUSTeK Computer Inc.

  Value of Business to Be Spun off and Relevant Adjustments to Shareholders' Equity
September 30, 2009

In NTD 1,000

Item	Amount
Business value - long-term equity	$92,894,089
investment in Pegatron

Adjustments to shareholder's equity:

Capital surplus	53,232

Cumulative translation adjustment	1,212,495

Unrealized gain or loss on valuation	673,397

Unrecognized loss on pension cost	(280)

Subtotal	1,938,844

Business value minus the relevant adjustments to shareholder's equity	$90,955,245

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Attachment III

  (Translation – In case of any inconsistencies between the Chinese and English version, the Chinese version shall prevail.)

ASUSTeK Computer Inc.

  The Independent Expert's Fairness Opinion on the Share Exchange Ratio for the Spin-off

To maximize the efficiency of the own-brand business and dedicated ODM business, ASUSTeK Computer Inc. ("ASUS") is actively undergoing corporate restructuring and professional business division, and plans to spin off the assets and business of the ODM business - 100% owned long-term equity investment in Pegatron Corporation ("Pegatron") to a newly-incorporated Pegatron Investment Holding Co., Ltd. ("Pegatron Holding", *Chinese name is , which is the name temporarily set forth), whereby Pegatron Holding will issue new shares to ASUS and all shareholders of ASUS as consideration.

1.   Calculation of share exchange ratio of spin-off

The value of the business to be spun off and assigned by ASUS (the "Business Value of the Spin-off") and the issuance price of Pegatron Holding are explained below:

(a)  The Business Value of the Spin-off

The Business Value of the Spin-off is NTD 92,894,089,000 by reference to the book value of the long-term equity investment – Pegatron as of September 30, 2009 reviewed by KPMG Taiwan. The Business Value of the Spin-offis detailed below:

Business Value of the Spin-off
Unit: NTD, thousand

Item	Number of Shares	Business Value
Long-Term Equity Investment -	2,286,053,935 shares (Note 1)	NTD 92,894,089,000 (Note 2)
Pegatron

Source of information: Provided by ASUS

(Note 1) As of September 30, 2009, Pegatron has 1,884,628,141 common shares as recorded in the financial statements reviewed by KPMG Taiwan. After the ex-right record date for capital increase out of earnings on October 16, 2009, the number of common shares of Pegatron was increased to 2,286,053,935.
(Note 2) Based on the book value of ASUS recorded in the financial statements as of September 30, 2009 reviewed by KPMG Taiwan.

(b) Determination of the issuance price of Pegatron Holding

Pegatron Holding will issue 2,286,053,935 common shares as consideration (among which 25% of Pegatron Holding's equity totaling 571,513,484 shares will be acquired by ASUS, and 75% of Pegatron Holding's equity totaling 1,714,540,451 shares will be acquired by all the shareholders of ASUS) for the assumption of the ODM business of ASUS (that is, the long-term equity investment – Pegatron) with a business value of

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NTD 92,894,089,000.

2.	The fairness of the share exchange ratio for the spin-off

ASUS will assign the businesses relating to its ODM business through spin-off for general assumption by Pegatron Holding, and Pegatron Holding will issue new shares to ASUS and all of its shareholders in accordance with Paragraph 6, Article 4 of the Enterprise Merger and Acquisition Act as consideration for the assumption of the net assets. Hence, the share exchange ratio of both parties is based on the Business Value of the Spin-off as explained below:

(a)	Business Value of the Spin-off

(i)
The main purpose of the spin-off is to implement the business model of dividing between own-brand business and dedicated ODM business, rather than the actual trading of assets and securities. According to the 2002 ruling (Ji-Mi-Zi-No.128) and 2003 rulings (Ji-Mi-Zi-No.106 and 107) of the Accounting Research and Development Foundation, in relation to the accounting treatments for a spin-off, when the enterprise (transferor) assigns its business to another company (transferee) and obtains the equity issued, if the shareholding relative to equity of the transferee acquired by the shareholder of the transferor remains the same, its accounting process shall be as follows: the net value which is the value after subtracting the liabilities from the book value of the original assets, will act as the cost for acquisition of the equity, among which, the par value shall act as the capital stock and the remainder will become capital reserve.

(ii)
As the shareholding relative to the equity of Pegatron Holding (transferee) acquired by the shareholders of ASUS remains the same, it is reasonable for ASUS to transfer the spun-off assets at a book value of NTD 92,894,089,000 to Pegatron Holding.

(b)	Equity value of the new shares issued by Pegatron Holding

According to the ruling of the Ministry of Economic Affairs dated August 1, 2003 (Jing-Shang-Zi-No.09202156990), the adjustment items of shareholders' equity directly related to the spun-off net assets shall be transferred with the spun-off net assets. Hence, the net assets of NTD 92,894,089,000 to be assumed by Pegatron Holding shall include the adjustment items of shareholders' equity totaling NTD 1,938,844,000 to be transferred with the transferred assets, and the amount after deducting the aforementioned adjustment items of shareholders' equity is NTD 90,955,245,000. Furthermore, Pegatron Holding plans to issue 2,286,053,935 common shares to ASUS and all of its shareholders as consideration for assuming the relevant business of ASUS's ODM business, and the total business value after assumption is the same as the net equity value after the issuance of new shares. Hence, the share exchange ratio for this spin-off complies with relevant accounting process and is regarded as fair.

3.
In summary, the calculation of the share exchange value and share exchange ratio for the spin-off of businesses relating to the ODM business to Pegatron Holding is based on the financial statements as of September 30, 2009 reviewed by KPMG Taiwan.  After referring to the rulings of the Accounting Research and

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Development Foundation, it is assessed that the share exchange value and ratio of the spin-off is fair.

4.
The fairness evaluation of the spin-off is based on the financial reports as of September 30, 2009 reviewed by KPMG Taiwan. However, the actual spin-off value shall still be based on the book value of ASUS on the spin-off date. If there is a need for adjustment due to material changes to the relevant business value, we will update the opinion based on the most updated information in accordance with the engagement by ASUS.

The information listed in this opinion is provided by ASUS. The CPA has evaluated the share exchange ratio of the spin-off as an independent third person and has not in fact participated in the transaction between both parties and the content planning for the spin-off.

This opinion is only provided to the board of directors and shareholders meeting of ASUS for reference or for reporting to relevant competent authorities, and may not be used for other purposes.

PricewaterhouseCoopers Taiwan

Zeng, Hui-Jin, CPA

Date: December 1, 2009

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(Translation – In case of any inconsistency between the Chinese version and English version, the Chinese version shall be the governing version.)

Declaration of Independency

To: ASUSTeK Computer Inc.

The CPA being engaged to issue an expert's opinion on the fairness of the share exchange ratio for the spin-off of ASUSTeK Computer Inc. ("ASUS") has prepared the opinion from an absolute independent position. There is no direct or indirect interest between ASUS and the CPA which will affect the fairness and independency of the CPA, and the CPA declares as follows:

1.
The CPA does not concurrently undertake any regular work with ASUS and its affiliates where regular salary is received, such as serving as the responsible person, director, supervisor, manager or employee.

2.	There is no joint investment or enjoyment of interest between the CPA and ASUS and its affiliates.

3.	The CPA and ASUS did not execute any agreement in connection with potential audit fees.

4.	There is no violation of other matters which may affect the absolute independency of the CPA.

PricewaterhouseCoopers Taiwan

Zeng, Hui-Jin, CPA

Date: December 1, 2009

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